EXHIBIT 99.1

Emclaire Financial Corp. Announces Quarterly Earnings Growth

EMLENTON, Pa., July 29, 2011 (GLOBE NEWSWIRE) -- Emclaire Financial Corp. (Nasdaq:EMCF), the parent holding company of The Farmers National Bank of Emlenton, reported consolidated net income available to common stockholders of $752,000 or $0.43 per common share for the three months ended June 30, 2011, compared to $745,000 or $0.52 per common share for the same quarter in the prior year.

Primarily contributing to the positive direction of quarterly earnings was an increase in revenue and a reduction in the provision for loan losses while recurring operating expenses remained relatively flat between the second quarter of 2011 and 2010.

The Corporation realized an annualized return on average assets and common equity of 0.69% and 8.09%, respectively, for the quarter ended June 30, 2011, versus 0.70% and 9.74%, respectively, for the same quarter in 2010. Despite the overall earnings increase between the quarters, earnings per share and the annualized return on average common equity declined, as anticipated, due to an increase in outstanding common shares and corresponding common equity as a result of the Corporation's successful private placement stock offering completed in the first quarter of this year.

For the six month year-to-date period ended June 30, 2011, net income available to common stockholders was $1.4 million or $0.89 per common share, compared to $1.3 million or $0.93 per common share for the six months ended June 30, 2010. Revenue for the first half of 2011 increased $524,000 or 5.8% to $9.6 million, compared to $9.1 million for the same period last year. The Corporation realized an annualized return on average assets and common equity of 0.67% and 8.38%, respectively, for the six months ended June 30, 2011, which compare to 0.64% and 8.83%, respectively, for the same period last year.

William C. Marsh, Chairman, President and Chief Executive Officer of the Corporation and the Bank noted, "The Board of Directors and I continue to be pleased with the solid progress that we have made in enhancing earnings, augmenting capital and reducing problem credits. Our recent private placement capital raise has supported past growth and has positioned the Bank for continued strategic growth opportunities. Disciplined capital monitoring will continue as we manage our balance sheet and risks in light of the current environment and growth initiatives. As the successful private placement offering demonstrates, there continues to be the prospect of increased shareholder value by successfully managing and growing our well-run community bank in the markets that we serve."

Total assets increased $33.2 million or 6.9% to $515.1 million at June 30, 2011 from $481.9 million at December 31, 2010. Asset growth was primarily driven by an increase in customer deposits of $31.7 million, an increase in securities of $9.1 million, and the Corporation's previously disclosed $4.6 million private stock offering completed in the first quarter. Mr. Marsh noted, "Deposit growth in the most recent quarter was supported, in part, by new wealth created by our customers and local business opportunities related to Marcellus shale and natural gas leasing activities. We are proud to be regarded as a source of safety for these new funds and appreciate the continued trust our customers have in our institution."

Stockholders' equity increased $6.0 million to $45.1 million at June 30, 2011 compared to $39.1 million at December 31, 2010. The Corporation remains well capitalized and is well positioned for continued growth with total stockholders' equity at 8.8% of total assets. Book value and tangible book value per common share were $21.50 and $18.39, respectively, at June 30, 2011.

FINANCIAL HIGHLIGHTS FOR THE QUARTER

  Net income available to common shareholders was $752,000 for the quarter ended June 30, 2011, increasing $7,000 or 1.0% from $745,000 for the same quarter last year.
  Net interest income improved 2.3% for the quarter ended June 30, 2011 compared to the same quarter in 2010 with a corresponding improvement in the Corporation's net interest margin.
  Assets increased $33.2 million or 6.9% to $515.1 million at June 30, 2011 from $481.9 million at December 31, 2010.
  Customer deposits grew $31.7 million or 7.7% to $441.3 million at June 30, 2011 from $409.7 million at December 31, 2010, led in part by Marcellus shale and natural gas related activities of Bank customers. This was evidenced by a $22.3 million deposit near quarter end from one longstanding customer's natural gas related business. This particular customer's deposit is expected to be temporary in nature and is not considered by the Bank to be permanent funding.
  During the quarter, the Corporation prepaid a $5.0 million Federal Home Loan Bank (FHLB) long- term borrowing.
  The Corporation's nonperforming assets decreased during the quarter to $7.0 million or 1.36% of total assets, while classified and criticized loans decreased to $14.0 million, or 4.5% of gross loans. This decrease in nonperforming assets resulted in a corresponding decrease in provision for loan losses.
  Results for the three months ended June 30, 2011 included $378,000 in net securities gains and $336,000 in FHLB prepayment penalties related to the aforementioned early retirement of a FHLB long-term advance, which management considers non-recurring. This compares to $301,000 of net securities gains and no FHLB prepayment penalties recorded for the same quarter last year.

OPERATING RESULTS OVERVIEW

Net income available to common shareholders increased $7,000 for the quarter ended June 30, 2011 compared to the same quarter in 2010, primarily due to an $85,000 increase in net interest income, a $105,000 decrease in provision for loan losses, and a $125,000 increase in noninterest income. These improvements were mostly offset by a $313,000 increase in noninterest expense, most of which management considers nonrecurring.

Net interest income increased $85,000 or 2.3% to $3.74 million for the quarter ended June 30, 2011 from $3.66 million in the same quarter last year. The increase in net interest income was primarily attributed to a decrease in interest expense of $321,000 or 17.2% as the Corporation's cost of funds decreased 30 basis points to 1.38% for the quarter ended June 30, 2011 from 1.68% for the same quarter in 2010. Driving this improvement was a $198,000 quarter-over-quarter decrease in interest paid on deposits and a $123,000 decrease in interest paid on borrowings, the latter of which related to the Corporation's early retirement of $15.0 million in long term borrowings during the last four quarters. The Corporation improved its core deposit ratio to 65.30% at June 30, 2011 from 62.02% at June 30, 2010, resulting in an overall reduction in deposit costs.

Noninterest income increased $125,000 or 11.4% to $1.2 million for the quarter ended June 30, 2011 from $1.1 million for the same quarter in 2010. Customer service fees increased $9,000 or 2.5% to $373,000 in the current quarter from $364,000 in the same quarter last year. Noninterest income in the current quarter included $378,000 in net gains from the sale of securities compared to $301,000 in net security gains realized during the same quarter last year. As part of the continued focus on balance sheet and capital management, the Corporation elected to sell $14.4 million in securities in the second quarter of 2011 and utilized the proceeds to prepay $5.0 million of FHLB long-term borrowings. The excess proceeds resulting from the strategy were reinvested in securities with similar yields and terms as those sold. The gains realized from the sale of securities offset $336,000 in prepayment penalties assessed on the FHLB borrowing.

The provision for loan losses declined $105,000 or 46.7% to $120,000 for the quarter ended June 30, 2011 from $225,000 for the same quarter in 2010. The decrease primarily relates to a decline in classified and criticized assets to 4.52% of loans at June 30, 2011 from 4.95% at June 30, 2010. The Corporation continues to maintain sound asset quality as delinquencies continue to remain below national and peer averages.

Noninterest expense increased $313,000 or 9.0% to $3.8 million for the quarter ended June 30, 2011 from $3.5 million in the same quarter last year.   The increase primarily related to $336,000 in prepayment penalties associated with the aforementioned early retirement of FHLB long-term advances. Partially offsetting the aforementioned increases, compensation and benefits decreased $35,000 or 2.0% to $1.7 million for the quarter ended June 30, 2011 from $1.8 million in the same quarter last year while amortization of intangibles declined $33,000 or 21.7% to $119,000 from $152,000, respectively. Absent the non-recurring prepayment penalty, noninterest expense in the current quarter decreased $23,000 or 1.0% from the same quarter last year.

CONSOLIDATED ASSET QUALITY OVERVIEW

Total nonperforming assets were $7.0 million or 1.36% of total assets at June 30, 2011 compared to $7.7 million or 1.58% of total assets at March 31, 2011. This decrease in nonperforming assets was primarily due to the continued progress towards the ultimate resolution of two problem loan relationships. Classified and criticized assets followed a similar trend, decreasing $1.1 million or 7.0% to $14.0 million at June 30, 2011 from $15.0 million at March 31, 2011. As a percentage of loans, classified and criticized assets improved to 4.52% from 4.95%.

CONSOLIDATED YEAR-TO-DATE OPERATING RESULTS OVERVIEW

Net income available to common shareholders increased $106,000 for the six months ended June 30, 2011 compared to the same period in 2010, primarily due to a $313,000 increase in net interest income, a $211,000 increase in noninterest income, and a $113,000 decrease in provision for loan losses. These improvements were partially offset by a $504,000 increase in noninterest expense, $336,000 of which management considers to be nonrecurring. The Corporation continues to experience growth in revenues as the aforementioned balance sheet expansion has fueled net interest income growth. The decrease in the provision for loan losses in the year-to-date period mostly relates to a reduction in classified and criticized assets and an overall improvement in credit quality.

Emclaire Financial Corp. is the parent company of The Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community bank headquartered in Emlenton, Pennsylvania, operating thirteen full service offices in Venango, Butler, Clarion, Clearfield, Crawford, Elk, Jefferson and Mercer counties, Pennsylvania. The Corporation's common stock is quoted on and traded through the NASDAQ Capital Market under the symbol "EMCF". For more information, visit the Corporation's website at "www.emclairefinancial.com".

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may contain words such as "believe", "expect", "anticipate", "estimate", "should", "may", "can", "will", "outlook", "project", "appears" or similar expressions. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission. The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

EMCLAIRE FINANCIAL CORP.
Consolidated Financial Highlights
(Unaudited - Dollar amounts in thousands, except share data)

CONSOLIDATED OPERATING RESULTS DATA:	Three month period ended June 30,		Six month period ended June 30,
	2011	2010	2011	2010

Interest income	$ 5,281	$ 5,517	$ 10,533	$ 10,897
Interest expense	1,541	1,862	3,057	3,734
Net interest income	3,740	3,655	7,476	7,163
Provision for loan losses	120	225	240	353
Noninterest income	1,222	1,097	2,152	1,941
Noninterest expense	3,777	3,464	7,360	6,856
Income before provision for income taxes	1,065	1,063	2,028	1,895
Provision for income taxes	215	220	397	370
Net income	850	843	1,631	1,525
Accumulated preferred stock dividends and discount accretion	98	98	196	196
Net income available to common stockholders	$ 752	$ 745	$ 1,435	$ 1,329

Basic and diluted earnings per common share	$0.43	$0.52	$0.89	$0.93
Dividends per common share	$0.16	$0.14	$0.32	$0.28

Return on average assets (1)	0.69%	0.70%	0.67%	0.64%
Return on average equity (1)	7.61%	8.85%	7.82%	8.12%
Return on average common equity (1)	8.09%	9.74%	8.38%	8.83%
Yield on average interest-earning assets	4.65%	4.94%	4.73%	5.00%
Cost of average interest-bearing liabilities	1.69%	2.02%	1.70%	2.07%
Net interest margin	3.34%	3.32%	3.41%	3.33%
Efficiency ratio	76.68%	71.97%	74.82%	72.80%
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(1) Returns are annualized for the three and six month periods ended June 30, 2011 and 2010.

CONSOLIDATED FINANCIAL CONDITION DATA:		As of 6/30/2011		As of 12/31/2010

Total assets		$ 515,069		$ 481,885
Cash and equivalents		45,652		19,027
Securities		134,884		125,820
Loans, net		305,346		306,152
Deposits		441,330		409,658
Borrowed funds		25,000		30,000
Common stockholders' equity		37,577		31,583
Stockholders' equity		45,121		39,118

Book value per common share		$21.50		$21.67
Tangible book value per common share		$18.39		$17.77

Net loans to deposits		69.19%		74.73%
Allowance for loan losses to total loans		1.15%		1.33%
Earning assets to total assets		95.14%		95.95%
Stockholders' equity to total assets		8.76%		8.12%
Shares of common stock outstanding		1,747,408		1,457,404
CONTACT: William C. Marsh
         Chairman, President and
         Chief Executive Officer
         Phone: (724) 867-2018
         Email: wmarsh@farmersnb.com